Exhibit 99.1

          Linens 'n Things Releases Fourth Quarter 2005 Sales Results

    CLIFTON, N.J.--(BUSINESS WIRE)--Jan. 6, 2006--Linens 'n Things, Inc. (NYSE: LIN) today announced that sales for its fourth quarter 2005 were approximately $921 million, increasing 5.2% from last year's sales of $876 million. Comparable net sales for the fourth quarter ending December 31, 2005 declined 2.2%.
    Previously, the company reported an 8.4% decline in October comparable net sales. The company reported a 2.2% comparable net sales decline for the quarter as a result of the significant change in sales trends experienced during November and December, attributed primarily to its stronger merchandising initiatives and product mix.
    The company expects the gross margin rate to be generally in line with last year. Furthermore, Linens 'n Things advertising expenditure was comparable to last year with one less promotional event.
    Given the decline in comparable net sales, the company expects its SG&A as a percent of sales to increase moderately when compared with the previous year. During the fourth quarter, the company opened 16 new stores and closed one store, operating a total of 542 stores at the end of the year and increasing square footage to 18.1 million from
16.7 million last year.
    Due to the company's actual sales performance and gross margin expectations, Linens 'n Things currently expects that it will well exceed the $140 million adjusted EBITDA condition to the debt financing required for consummation of the merger with the Apollo Management group.
    The adjusted EBITDA condition, however, continues to be subject, among other things, to the year-end audit of the 2005 financial statements, absence of any significant year-end audit changes or adjustments, and satisfactory completion and results of year-end physical inventory, and until such satisfactory completion of the year-end audit there can be no assurance that such condition to the debt financing for the proposed merger with Apollo will be satisfied. Shareholders and investors are encouraged to read the definitive proxy statement concerning the proposed Apollo merger previously filed with the Securities and Exchange Commission and being distributed to the company's shareholders.
    Linens 'n Things, with 2005 sales of $2.7 billion, is one of the leading, national large format retailers of home textiles, housewares and home accessories. As of December 31, 2005, the Company was operating 542 stores in 47 states and six provinces across the United States and Canada. More information about Linens 'n Things can be found online at www.lnt.com.

    Important Information

    In connection with the proposed Apollo merger transaction, Linens 'n Things has filed relevant materials with the Securities and Exchange Commission, including a proxy statement. BECAUSE THOSE DOCUMENTS CONTAIN IMPORTANT INFORMATION, HOLDERS OF LINENS 'N THINGS COMMON STOCK ARE URGED TO READ THEM CAREFULLY. They are available for free (along with any other documents and reports filed by Linens 'n Things with the SEC) at the SEC's website, www.sec.gov and the Company's shareholders may also obtain these documents by contacting the Company at 6 Brighton Road, Clifton, New Jersey, 07015, Attention:
Investor Relations, or at 973-778-1300.

    Participant Information

    Linens 'n Things and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed transaction. Certain information regarding the participants and their interest in the solicitation is set forth in the proxy statement for Linens 'n Things' 2005 annual meeting of shareholders filed with the SEC on April 8, 2005 and the Form 4s filed by Linens 'n Things directors and executive officers since April 8, 2005. Shareholders may obtain additional information regarding the interests of such participants by reading the proxy statement relating to the proposed transaction as filed with the SEC on December 28, 2005.

    Forward-Looking Information

    The foregoing contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The forward-looking information can be identified by such forward-looking terminology as "expect", "anticipate", "believe", "belief", "may" and similar terms or variations of such terms. Our forward looking statements, including those relating to consummation of the merger and satisfaction of the minimum financial conditions to the debt financing condition to the merger, are based on our current expectations, assumptions, estimates and projections about our Company and involve significant risks and uncertainties, including: conduct, completion and satisfactory result of the 2005 year-end audit, including audit of the amounts included in EBITDA; absence of any significant audit changes or adjustments; conduct and satisfactory completion and results of year-end physical inventory; size and amount of year-end inventory shrink expense or any other variations between estimated and actual amounts for the Company's critical accounting estimates and other significant accounting estimates; timing and amount of vendor allowances in fiscal 2005, including vendor satisfaction of allowance support in fiscal 2005 for merchandise markdowns and promotional events; the success of the holiday selling season, which historically accounts for a disproportionate share of fourth quarter sales and earnings; the amount of merchandise markdowns; rising healthcare benefit costs; and differences experienced in the past between forecasted and actual results for prior fiscal periods. If these or other significant risks and uncertainties occur, or if our estimates or underlying assumptions prove inaccurate, our actual results could differ materially and the conditions to the consummation of the merger may not be satisfied. You are urged to consider all such risks and uncertainties. In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved. The Company assumes no obligation to and does not plan to update any such forward-looking statements.

    Non-GAAP Information

    EBITDA is used in this release because it is relevant to investors' understanding of one of the financial conditions to the debt financing as described in the debt commitment letters referred to above. EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States. The items excluded from EBITDA are significant components in understanding and assessing financial performance of a business enterprise. EBITDA as referred to in this release is further subject to certain adjustments specified in the debt financing commitments, which are attached as exhibits to the Company's Current Report on Form 8-K filed with the SEC on November 9, 2005. EBITDA should not be considered by itself or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of operating performance or as a measure of liquidity.

    CONTACT: Linens 'n Things, Inc.
             William T. Giles, 973-815-2929